 Exhibit 10.1

FIFTH AMENDED AND RESTATED
TECHNOLOGY LICENSE AND ESCROW AGREEMENT

This Fifth Amended and Restated Technology License and Escrow Agreement (“License”), effective as of September 30, 2015 is made by and between ThermoGenesis Corp. recently renamed and doing business as Cesca Therapeutics Inc., a Delaware corporation (“Cesca”), and Cbr Systems, Inc., a Delaware corporation (“CBR”).

BACKGROUND

A.

Cesca and CBR entered into a Product Development and Supply Assurances Agreement dated August 14, 2006 (the “Original Product Agreement”), under which Cesca agreed to develop and manufacture a new AXP disposable and to assure the supply and availability of the AXP System and Processing Sets.

B.

The parties entered into a Technology License and Escrow Agreement dated June 15, 2010, as amended by the First Amendment dated February 6, 2013; the Extension Addendum dated July 26, 2013; and the Extension Addendum dated October 30, 2013 (the “License and Escrow Agreement”) to license and make available to CBR certain technical information for the limited purpose of allowing CBR to manufacture, upon a default of Cesca under the License and Escrow Agreement, certain products being sold to CBR.

C.

The Parties entered into a Sale and Purchase Agreement effective December 31, 2013 (the “Sale and Purchase Agreement”), under which Cesca agrees to sell, and CBR agrees to purchase the Products (as defined in the Sale and Purchase Agreement). Sale and Purchase Agreement supersedes the Original Product Agreement in its entirety.

D.

Simultaneously with the execution of the Sale and Purchase Agreement, the Parties agreed to the terms of a Fourth Amended and Restated Technology License and Escrow Agreement, which is hereby amended and replaced in its entirety by this Fifth Amended and Restated Technology License and Escrow Agreement and hereby incorporated into the Sale and Purchase Agreement.

NOW, THEREFORE, the parties agree as follows:

1)	Escrow Deposit.

a)    Initial Deposit.      Cesca confirms that it has deposited, and will continue to maintain in deposit for the duration of the Sale and Purchase Agreement, a complete description of all information and know-how that is required or useful for the manufacture of the Products, including but not limited to:

i)

Technical information, vendor lists, costing documents, engineering drawings, manufacturing and assembly SOPS, and related information, including that contained in the currently approved and released Cesca Device Master Record (“DMR”, as defined in 21 CFR 820.181),

ii)	A copy of the 510(k) as originally submitted to the FDA,

iii)	A complete FOI copy of the 510(k) requested by the seller (copies requested by 510(k) owners are not redacted),

iv)	Copies of all correspondence to and from the FDA concerning the 510(k) during the FDA review process,

v)	Copies of all change orders for changes made to the device since FDA cleared the device,

vi)	Copies of all letters to file and completed safety and effectiveness assessments including FDA decision tree assessment forms for each change, and

vii)	A copy of the Design History File, with a technology escrow service mutually acceptable to Cesca and CBR (“Escrow Company”).

Cesca and CBR have selected Iron Mountain Intellectual Property Management, Inc. to serve as the Escrow Company pursuant to the terms of the Three Party Master Beneficiary Escrow Service Agreement by and among Cesca, CBR and Iron Mountain (“Escrow Agreement”), a copy of which agreement is attached as Exhibit A. Cesca has determined the exact materials that need to be deposited into escrow (“Deposit Materials”). Cesca has provided a duly-executed officer’s certificate certifying that the Deposit Materials contain all the information and know-how required to manufacture the Products. Representatives of CBR shall be entitled from time to time to verify the completeness of the deposit materials, pursuant to the terms of the Escrow Agreement, but shall not be entitled to copy the Deposit Materials.

b)     Supplemental Deposits. Cesca agrees to supplement the Deposit Materials at least once in each six (6) month period from the Effective Date hereof to incorporate any additions to or modifications of the technical information and know-how necessary to manufacture the Products. At the time of deposit of such a supplement, Cesca shall provide to CBR an updated officer’s certificate as provided in paragraph 1(a) above. The supplement and all previous deposits shall be available for verification by CBR as provided in paragraph 1(a) above.

2)

Assistance. In the event of a Default (as defined below) by Cesca, Cesca hereby agrees that, within two (2) weeks of receipt by Cesca of a written request from CBR, Cesca will begin providing to CBR all reasonable technical assistance and assistance with all vendors, suppliers, contractors and subcontractors of Cesca that is required or useful to enable CBR to manufacture or have manufactured the Products. Such assistance will continue until Cesca is notified in writing by CBR that assistance is no longer required.

3)

Right to Purchase Product. In the event of a Default by Cesca, Cesca agrees that CBR has the perpetual, irrevocable right to purchase Products, and any and all components thereof or raw materials therefore, from any and all manufacturers and sub-manufacturers and retailers of Products and all suppliers, contractors, subcontractors and other vendors of Cesca. This Section 3 expressly supersedes any restriction in the Sale and Purchase Agreement that limits CBR’s right to purchase the Products from a party other than Cesca. Cesca agrees to support this purchase and provide any information or assistance reasonably required to give effect to this Section 3.

4)

Escrow Agreement. Cesca and CBR have entered into the Escrow Agreement with Escrow Company to serve as the escrow holder of the Deposit Materials, to provide certain verification services and to release the Deposit Materials to CBR in the event that Cesca commits a Default.

a)	Capitalized terms used herein shall have the meanings set forth in this Article 4.

i)

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government.

ii)

“Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, Governmental Authority or other entity.

iii)

“Requirement of Law” means as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law (including common law), statute, ordinance, treaty, rule, regulation, order, decree, judgment, writ, injunction, settlement agreement, requirement or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

b)	Each of the following events or conditions shall constitute a Default:

i)

Cash balance and short-term investments net of debt or borrowed funds that are payable within one year of not less than Two Million Dollars ($2,000,000) at any month end, as confirmed by Cesca management within 20 days following any month end.

ii)

Cesca shall commence any case, proceeding or other action (x) under any existing or future Requirement of Law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (y) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Cesca shall make a general assignment for the benefit of its creditors;

iii)

There shall be commenced against Cesca any case, proceeding or other action of a nature referred to in clause (a) above which (x) results in the entry of an order for relief or any such adjudication or appointment or (y) remains undismissed, undischarged or unbonded for a period of thirty (30) days; or

iv)	The Company shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due and payable.

5)

Appointment of Neutral to Determine Default. Cesca shall immediately inform CBR of any Default, and CBR may immediately thereafter request release of the escrow materials. In the event that CBR believes that Cesca is in Default, CBR shall provide written notice to Cesca of such default. If the Default cannot be cured within thirty (30) days, or if the cure is unsatisfactory to CBR, CBR may immediately thereafter request release of the escrow materials. Either party may thereafter request binding arbitration with Judicial Arbitration and Mediation Services, Inc. (“JAMS”) on the single issue of whether CBR is entitled to a release of the Deposit Materials to CBR. The issue shall be determined by arbitration in San Mateo County, California before one arbitrator. In any arbitration arising out of or related to this Agreement, the arbitrator shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration. If the arbitrator determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the arbitrator may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration. Judgment on the award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. The decision of JAMS shall be rendered within thirty (30) days after the request for arbitration. If the arbitrator decides that CBR is entitled to a release of the Deposit Materials to CBR, the Deposit Materials shall be released to CBR immediately.

6)

Grant of Non-Exclusive License. Cesca hereby grants to CBR a royalty-free, non-exclusive perpetual license to all intellectual property rights, technical information, and know-how required or useful to have the Products manufactured by CBR or any manufacturers or sub-manufacturers or any suppliers, contractors, subcontractors and/or other vendors of Cesca for the sole and limited purpose of manufacturing and supplying the products for use by CBR. This license includes all and any additions to or modifications of the technical information and know-how necessary to manufacture the Products through the date of any release from Escrow. This license shall be non-transferable (other than in a change of control of CBR or Cesca), provided that CBR may grant a sublicense to any party to manufacture the Products, which sublicense shall be non-transferable and non-sublicensable.

7)

Covenant Not to Exercise License Rights; Limitations. CBR shall not have the right to exercise its license rights under paragraph 6 of this License, to use the intellectual property rights, technical information, and know-how required to have the Products manufactured for the sole and limited purpose of manufacturing and supplying the products for use by CBR, unless the Deposit Materials are released to CBR as provided in paragraph 4 above.

8)

Covenant Not to Interfere with Contractual Relations. Cesca covenants that it has no arrangements, and shall create no arrangements, that would interfere with, hinder or impede the ability of its vendors, suppliers, contractors or subcontractors to work with and/or provide products to CBR in the event of the occurrence of a Default.

9)

Bankruptcy. In the event Cesca seeks or is involuntarily placed under the protection of the bankruptcy laws, Title XI, U.S. Code, and the trustee in bankruptcy rejects this Agreement, CBR hereby elects, pursuant to Section 365(n), to retain all rights granted to it under this License.

10)	Notices.

If to Cesca:	Cesca Therapeutics Inc.

2711 Citrus Road

Rancho Cordova, CA 95742

Attn: Chief Executive Officer

If to CBR:	Cbr Systems, Inc.

Attn: Legal Department

1200 Bayhill Drive, Suite #301

San Bruno, California 94066

11)

Miscellaneous. The Miscellaneous provisions in Section 22 of the Sale and Purchase Agreement shall apply to this License and are incorporated herein by this reference. In the event of a conflict between this License and the Sale and Purchase Agreement, this License shall control.

The parties have caused this License to be executed by their duly authorized representatives, effective as of the day and year first above written.

Signed for and on behalf of:		Signed for and on behalf of:
CESCA THERAPEUTICS INC.		CBR SYSTEMS, INC.
Signature	/s/ Michael R. Bruch	Signature	/s/ Todd Van Horn
Name:	Michael R. Bruch	Name:	Todd Van Horn
Title:	Interim CFO	Title:	VP. Business Operations

EXHIBIT A to Fifth Amended and Restated Technology License and Escrow Agreement

Three-Party Escrow Service Agreement

Effective Date: July 30, 2010

Deposit Account Number: 38051

Parties: Cesca Therapeutics Inc., Cbr Systems, Inc, and Iron Mountain Intellectual Property Management, Inc.